Exhibit 10.2
AMENDMENT TO
EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (this “Amendment”) is made effective as of March 21, 2007 between Complete Production Services, Inc., a Delaware corporation and its subsidiaries (collectively the “Company”) and Joseph C. Winkler (the “Executive”).
     WHEREAS, Complete Energy Services, Inc., a Delaware corporation (“Complete Energy”), and Executive have entered into that certain Employment Agreement effective as of June 20, 2005 (the “Agreement”);
     WHEREAS, on September 12, 2005, Complete Energy entered into a combination with the Company and I.E. Miller Services, Inc., a Delaware corporation, pursuant to which the Company was the surviving entity and assumed the Agreement; and
     WHEREAS, the Company and Executive desire to amend the Agreement in certain respects.
     In consideration of Executive’s continued employment as an executive officer with the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to amend the Agreement as follows:
     All references to the Company in the Agreement shall include references to any successor corporation.
1. Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

“Average Annual Bonus” shall mean the greater of (i) Target EV for the year of the Date of Termination, or (iii) the highest annual bonus paid during any of the three full fiscal years preceding the Date of Termination.

2. Section 1.7 of the Agreement is hereby amended to read in its entirety as follows:

“Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with the Company; provided that such date shall not be less than 20 days nor more than 45 days following: (i) involuntary termination, not for Cause, pursuant to Section 7.2 or 7.3 hereof, or (ii) the date within the Protective Period that Executive voluntarily terminates his employment for Good Reason so governed by Section 7.3 hereof, and provided further that such termination qualifies as a “separation from service” within the meaning given to it under Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations or other guidance issued thereunder.

3.	Section 1.11 of the Agreement is hereby amended to read in its entirety as follows:

“Protective Period” shall mean the period that commences six months prior to and ends two years following the effective date of a Change of Control.

4.	Section 1.14 is hereby added to the Agreement and shall read in its entirety as follows:

“Target EV” shall mean the amount payable to Executive, which is expressed as a percentage of Executive’s Termination Base Salary, as a bonus or incentive payment to Executive under the Company’s annual bonus or incentive program presuming that the Company and individual performed at target under all applicable performance criteria and objectives.

5.	Section 3.1 of the Agreement is hereby amended to read in its entirety as follows:

Term. This Agreement shall be for an initial term that continues in effect through the third anniversary of the Effective Date. The term of this Agreement shall automatically be extended for one or more additional terms of one (1) year, as of each anniversary date of the Effective Date that occurs while this Agreement is in effect. The term of Agreement, however, may be terminated by written notice of termination of this Agreement provided to Executive, and in the event any such termination notice is delivered to Executive then, notwithstanding the preceding sentence concerning automatic renewals, the term of this Agreement shall be deemed terminated effective as of December 31 of the third full calendar year following the date on which such notice of termination of the Agreement is delivered to Executive.

6.	Section 7.1 of the Agreement is hereby amended to read in its entirety as follows:

Certain Terminations. If Executive’s employment hereunder shall terminate for any reasons except those described in Sections 7.2 and 7.3 hereof, then all compensation and all benefits to Executive hereunder shall continue to be provided until the date of such termination of employment and such compensation and benefits shall terminate contemporaneously with such termination of employment.

7.	Section 7.2(b) of the Agreement is hereby amended to read in its entirety as follows:

Company shall pay to Executive a bonus for the year in which the Date of Termination occurred in an amount determined in good faith by the Board in accordance with the performance criteria established pursuant to Section 4.2 hereof and based on Company’s performance relative to such criteria for such year through the Date of Termination, which amount, however, shall not be less than the Target EV and shall be pro-rated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by Company during such year to 365), payable in a lump-sum within 30 days following such Date of Termination.

8.	Section 7.3(b) of the Agreement is hereby amended to read in its entirety as follows:

Company shall pay to Executive a bonus for the year in which the Date of Termination occurred in an amount determined in good faith by the Board in accordance with the performance criteria established pursuant to Section 4.2 hereof and based on Company’s performance relative to such criteria for such year through the Date of Termination, which amount, however, shall not be less than the Target EV and shall be pro-rated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by Company during such year to 365), payable in a lump-sum within 30 days following such Date of Termination.

9.	Section 7.3(i) is hereby added to the Agreement and shall read in its entirety as follows:

Effective as of the Date of Termination, the Company shall pay to Executive an amount equal to three times the amount the Company would be required to contribute on Executive’s behalf under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans based on Executive’s Termination Base Salary and the applicable maximum Company contribution percentages in effect as of the Date of Termination, payable in a lump sum within 30 days following such Date of Termination.

10.	Section 7.4(a) of the Agreement is hereby amended to add the following at the end thereof:

Such additional gross-up payment shall be made in a lump sum payment within 30 days following the Date of Termination. For the sake of clarity, Executive shall be entitled to all of the insurance and benefits provided by this Section 7.4(a), and such benefits shall not be mitigated, in the event that as of the Date of Termination or at any time during the Severance Payout Period or Change of Control Payout Period, as applicable, Executive is receiving medical, dental, health, disability or life benefits or insurance through the plans or obligations of a former employer. In the event Executive is so covered by the plans or obligations of a former employer, the cost sharing arrangement applicable under Section 7.4(a) shall be the cost sharing arrangement applicable to similarly situated executives.

11.	Section 7.4(b) of the Agreement is hereby amended to read in its entirety as follows:

The Company shall provide Executive with a lump sum payment, in lieu of outplacement services, equal to 15% of Executive’s Termination Base Salary. Such lump sum payment shall be made within 30 days following the Date of Termination.

12.	Section 7.4(c) of the Agreement is hereby amended to read in its entirety as follows:

The Company shall provide Executive with a lump sum payment, in lieu of an automobile allowance, equal to the monthly car allowance in effect on the date of the Date of Termination, multiplied by the number of months comprising the Severance Payout Period or Change of Control Payout Period, as applicable. Such lump sum payment shall be made within 30 days following the Date of Termination.

13.    Article VII of the Agreement is hereby amended to delete Sections 7.3(d) and 7.3(f) and add new Section 7.7 in their place as follows:
Notwithstanding any provisions to the contrary in any of the Company’s stock option plans, incentive plans and agreements, upon a Change of Control (i) all outstanding unvested stock options of Executive shall be and become fully vested and exercisable as to all shares of stock covered thereby, and (ii) all outstanding shares of restricted stock, restricted stock units, performance shares and performance units (including those under any stock match program) of Executive shall be and become 100% vested and all restrictions thereon shall lapse, in each case as of the Change of Control.
14.   The definition of “Prohibited Period” in Section 8.1 of the Agreement is hereby amended to read in its entirety as follows:
“Prohibited Period” means the period during which Executive is employed by Company hereunder and throughout the term of the Change of Control Payout Period for a termination of Executive’s employment covered by Section 7.3 hereof, or throughout the term of the Severance Payout Period for a termination of Executive’s employment covered by Section 7.2 hereof. Notwithstanding the foregoing, the Prohibited Period shall immediately terminate (a) on the date of Executive’s termination of employment with Company if such termination is for the reason encompassed in Section 3.2(a)(i) hereof or (b) on the date Company breaches its obligations under either Section 7.2 or 7.3 hereof (if and as applicable) (it being understood and agreed, however, that Executive shall continue to be entitled to receive all consideration required to be paid under Section 7.2 or 7.3 hereof (if and as applicable)).

15.	Section 9.1 of the Agreement is hereby amended to read in its entirety as follows:
A.	Excise Taxes and Gross-up Payments. If any payment or benefit received or to be received by Executive in connection with a change in control of the Company or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Total Payments and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Total Payments and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payments provided for in this Section 9.1, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Total Payments.

B.	All determinations required to be made under this Section 9.1, including whether and when the Gross-Up Payments are required and the amount of such Gross-Up Payments, and the assumptions to be utilized in arriving at such determinations (consistent with the provisions of the Section 9.1), shall be made by the Company’s independent certified public accountants (the “Accountants”). The Accountants shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payments within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive a Total Payments. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company. All determinations by the Accountants shall be binding upon the Company and Executive.

C.	For the purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Total Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such payment (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payments, Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payments are to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payments are to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state or local taxes if paid if such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payments in Executive’s adjusted gross income.

D.	To the extent practicable, any Gross-Up Payments shall be paid by the Company at the time Executive is entitled to receive the Total Payments and in no event will any Gross-Up Payments be paid later than thirty (30) days after the receipt by Executive of the Accountant’s determination. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payments made will have been an amount less than the Company should have paid pursuant to this Section 9.1 (the “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 9.1 and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

E.	Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payments. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Corporation notifies Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest such claim, Executive shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 9.1, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payments would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
F.	The Gross-Up Payments shall be paid to Executive during Executive’s employment, or following the termination of Executive’s employment, as determined under the foregoing provisions; provided, however, such benefits and payments shall be paid not later than fifteenth day of the third month following the later of the end of the taxable year of Executive in which Executive’s Date of Termination occurs, or the end of the taxable year of the Company (or any successor thereto) in which such Executive’s Date of Termination occurs.
16.	Section 11.17 of the Agreement, entitled “Compliance With Internal Revenue Code Section 409A.” is hereby added to the Agreement to read in its entirety as follows:
11.17.	Compliance With Internal Revenue Code Section 409A.

A.	Notwithstanding anything herein to the contrary, all lump sum payments and gross up payments to be made pursuant to this Agreement shall be paid not later than the fifteenth day of the third month following the later of the end of the taxable year of Executive in which Executive’s Date of Termination occurs, or the end of the taxable year of the Company (or any successor thereto) in which such Date of Termination occurs.

B.	This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.”

C.	Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by the Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, then: (i) subject to clause (ii), such benefit shall be paid upon Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code, and any other Treasury Regulations and other guidance thereunder (“Separation from Service”) with respect to the Company and its affiliates, and (ii) if Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), with respect to the Company and its affiliates, such benefit shall be paid upon the date which is six months after the date of Executive’s Separation from Service (or, if earlier, the date of Executive’s death). In the event that any benefit provided for in this Agreement is subject to this subsection, such benefit shall be paid on the sixtieth day following the payment date determined under this subsection, and shall be made subject to the requirements of Sections 7.2 and 7.3, as applicable.
17.   The Agreement shall remain in force and effect in accordance with the terms and conditions thereof, as amended by this Amendment.
     IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment to the Agreement to be effective the date first above written.

EXECUTIVE	COMPLETE PRODUCTION SERVICES, INC., a Delaware corporation

/s/ Joseph C. Winkler	By	/s/ Kenneth L. Nibling

Joseph C. Winkler		Kenneth L. Nibling
Chairman and Chief Executive Officer		Vice President – Human Resources and Administration

	And	/s/ James F. Maroney, III

James F. Maroney, III
Vice President, Secretary and General Counsel

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